Exhibit 99.8

Section 2 from “2005-2006 Budget – Budget Plan”, April 21, 2005:

Section 2

The Government’s Budgetary and
Financial Position in 2004-2005
and Public Sector Debt

The government’s budgetary and financial transactions	3
Revenue of the Consolidated Revenue Fund	5
Expenditure of the Consolidated Revenue Fund	8
Budgetary transactions of consolidated organizations	9
Consolidated non-budgetary transactions	10
Financing	12
Total government debt	19

Long-term public sector debt	22

Historical data and preliminary results	23
Summary of consolidated budgetary and financial transactions	23
Revenue by source before the exceptional losses of SGF from 2001-2002 to 2003-2004	24
Expenditure by department	25
Consolidated non-budgetary transactions	26
Consolidated financing transactions	28
Borrowings for the Consolidated Revenue Fund in 2004-2005	29
Borrowings for the Financing Fund in 2004-2005	30
Borrowings by Financement-Québec in 2004-2005	31
Borrowings by Hydro-Québec in 2004	32

Appendices
2.1 Additional data on the results for fiscal 2003-2004	33
2.2 Additional data on the results for fiscal 2004-2005	37

[This page left intentionally blank.]

The government’s budgetary and financial transactions

Preliminary results for the government’s budgetary transactions for the 2004-2005 fiscal year show that a balanced budget was achieved.

The revenue of the Consolidated Revenue Fund for fiscal 2004-2005 is revised to $53 389 million, $36 million less than anticipated in the March 30, 2004 Budget. Own-source revenue is adjusted downward by $788 million, while federal transfers are adjusted upward by $752 million.

The expenditure of the Consolidated Revenue Fund amounts to $53 610 million in 2004-2005, a downward revision of $71 million compared with the forecast of March 30, 2004. This revision corresponds to the decline in debt service. The program spending objective set in the last Budget was met.

Consolidated net financial requirements are revised to $412 million, a decrease of $52 million. The net financial requirements of consolidated organizations amount to $964 million and the net financial surpluses of the Consolidated Revenue Fund to $552 million.

With respect to consolidated financing transactions, the consolidated direct debt rose by $5 359 million in 2004-2005. This increase stems mainly from pre-financing for a total of $2 661 and advance deposits of $1 555 million in the retirement plans sinking fund.

TABLE 2.1

GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS1
(millions of dollars)

	2003-2004	2004-2005
				Change
		Budget		compared
	Actual	Speech of	Preliminary	with
	results	March 30, 2004	results	Budget

Budgetary transactions of Consolidated Revenue Fund
Own-source revenue before exceptional losses of SGF	42 241	44 949	44 161	– 788
Federal transfers	9 370	8 476	9 228	752

Total revenue	51 611	53 425	53 389	– 36

Program spending	– 45 302	– 46 742	– 46 742	—
Debt service	– 6 655	– 6 939	– 6 868	71

Total expenditure	– 51 957	– 53 681	– 53 610	71

Net results of consolidated organizations	346	256	221	– 35

Consolidated budget balance before exceptional losses of SGF	0	0	0	0

Exceptional losses of SGF	– 358	—	—	—

Consolidated budget balance[2]	– 358	0	0	0

Consolidated non-budgetary transactions
Investments, loans and advances	– 1 125	– 996	– 1 075	– 79
Capital expenditures	– 1 019	– 1 158	– 919	239
Retirement plans	2 219	2 118	2 174	56
Other accounts	– 1 183	– 428	– 592	– 164

Consolidated non-budgetary requirements	– 1 108	– 464	– 412	52

Consolidated net financial requirements	– 1 466	– 464	– 412	52

Consolidated financing transactions
Change in cash position	2 316	1 644	– 813	– 2 457
Change in direct debt	1 514	1 365	5 359	3 994
Retirement plans sinking fund	– 2 364	– 2 545	– 4 134	– 1 589

Total financing of consolidated transactions	1 466	464	412	– 52

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

1	Data presented in the 2004-2005 Budget incorporated a downward restatement of $132 million in own-source revenue and program spending, corresponding to the implementation of changes to the family policy from January 1 to March 31, 2005, i.e. during the last three months of the 2004-2005 budget year. The family policy changes included in the 2005-2006 Budget apply throughout 2005-2006 and, therefore, an adjustment corresponding to an additional nine-month period must be incorporated, representing an additional decrease in own-source revenue and program spending of $457 million in 2003-2004 and $409 million in 2004-2005.

2	The net results of the specified purpose accounts do not affect the consolidated budget balance. Consequently, no financial data were presented for these accounts in previous budget plans. However, since the revenue and expenditure of the specified purpose accounts were included in the government’s consolidated financial statements in 2003-2004, the tables in appendices 2.1 and 2.2, which compare the Budget Plan data with those presented in the consolidated statement of operations in the government’s consolidated financial statements, take the impact of these accounts into consideration. In addition, the full data for the specified purpose accounts are presented in Appendix 3.1. It should be noted that the specified purpose accounts were created to administer funds received under contracts or agreements that provide for the allocation of these funds to specific purposes.

Revenue of the Consolidated Revenue Fund

The 2004-2005 Budget anticipated own-source revenue of $44 949 million and federal transfers of $8 476 million. The forecast for own-source revenue is adjusted downward by $788 million compared with the figure announced in the last Budget, while the forecast for federal transfers is raised by $752 million.

Own-source revenue

Own-source revenue is revised downward by $788 million, owing mainly to a $530-million decline in revenue from government enterprises. As for revenue from income tax and other taxes, it is decreased by $258 million.

TABLE 2.2

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED REVENUE FUND
SUMMARY OF THE CHANGE IN OWN-SOURCE REVENUE
(millions of dollars)

	2003-2004	2004-2005
				Change	Change
		Budget		compared	compared
	Actual	Speech of	Preliminary	with	with
	results	March 30, 2004	results	Budget	2003-2004
					%

Personal income tax	15 678	16 792	16 385	- 407	4.5
Health Services Fund	4 649	4 869	4 844	- 25	4.2
Corporate taxes	3 892	4 248	4 177	- 71	7.3
Consumption taxes	11 641	12 039	12 221	182	5.0
Other sources	2 208	2 178	2 241	63	1.5

Sub-total, excluding government enterprises	38 068	40 126	39 868	- 258	4.7
Government enterprises before exceptional losses of SGF	4 173	4 823	4 293	- 530	2.9

Total own-source revenue before exceptional losses of SGF	42 241	44 949	44 161	- 788	4.5

Note:	Data restated according to the information provided in Note 1 of Table 2.1.

Preliminary results for personal income tax indicate a decline of $407 million compared with the forecast in the 2004-2005 Budget. Close to half of this revision stems from the weaker-than-anticipated growth in salaries and wages. It can also be attributed to the fact that the compilation of income tax returns, following the tabling of last year’s Budget, indicated that income tax payable in 2003 was $100 million less than expected, thus reducing the level used as a basis for the forecast. Lastly, the most recent distribution of source deductions, for 2003 and previous years, reduced personal income tax by $120 million to the benefit of the Health Services Fund.

Despite this adjustment, contributions to the Health Services Fund declined by $25 million. Indeed, the downward revision of salaries and wages offset the positive impact of the new distribution of source deductions.

In spite of an upward adjustment of profits, monitoring of tax revenue indicates that corporate tax revenue must be revised downward by $71 million.

Consumption tax revenue is higher than anticipated, with an upward adjustment of $182 million. This increase is due primarily to additional revenue of $264 million from the sales tax owing to the vitality of consumer spending and residential construction. However, revenue from the tax on tobacco products is revised downward by $73 million.

The upward revision of revenue from other sources is explained mainly by revenue from natural resources, primarily forest royalties. The vitality of softwood lumber prices on the North American market led to a higher-than- anticipated increase in volumes cut.

The profits of government enterprises are adjusted downward by $530 million, mainly because of a $483-million decrease in anticipated revenue of $880 million from the sale of assets or the disposition of investments. The government now expects to realize a net gain of $397 million from the sale of assets, including a net gain of $265 million by Hydro-Québec from the sale of its interest in Noverco inc.

Federal transfers

Federal transfers amount to $9 228 million in 2004-2005. The upward revision of $752 million compared with the forecast in the 2004-2005 Budget can be attributed mainly to the results of the first ministers’ meeting in the fall of 2004.

TABLE 2.3

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED REVENUE FUND
SUMMARY OF THE CHANGE IN FEDERAL TRANSFERS
(millions of dollars)

	2003-2004	2004-2005
				Change	Change
		Budget		compared	compared
	Actual	Speech of	Preliminary	with	with
	results	March 30, 2004	results	Budget	2003-2004
					%

Equalization	4 065	4 942	5 221	279	28.4
Canada Health and Social Transfer (CHST)	4 266	2 890	3 343	453	- 21.6
Other transfers related to fiscal arrangements	64	25	33	8	- 48.4
Other programs	975	619	631	12	- 35.3

Total federal transfers	9 370	8 476	9 228	752	- 1.5

Equalization revenue is revised upward by $279 million compared with the figure anticipated in the 2004-2005 Budget. This revision stems primarily from the new equalization framework announced by the federal government at the first ministers’ meeting in October 2004.

Revenue from the Canada Health and Social Transfer is adjusted upward by $453 million, essentially because of the Health Accord concluded in September 2004, which raised this transfer by $502 million for Québec.

Expenditure of the Consolidated Revenue Fund

The program spending objective set for fiscal 2004-2005 in the March 30, 2004 Budget was met. In addition, total spending was adjusted downward by $71 million, to $53 610 million. This decrease stems from the $71-million downward revision of debt service.

TABLE 2.4

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED REVENUE FUND
SUMMARY OF THE CHANGE IN EXPENDITURE
(millions of dollars)

	2003-2004	2004-2005
				Change	Change
		Budget		compared	compared
	Actual	Speech of	Preliminary	with	with
	results	March 30, 2004	results	Budget	2003-2004
					%

Program spending	45 302	46 742	46 742	—	3.2

Debt service
Direct debt service	3 913	4 131	4 080	- 51	4.3
Interest ascribed to retirement plans[1]	2 742	2 808	2 788	- 20	1.7

Total debt service	6 655	6 939	6 868	- 71	3.2

Total expenditure	51 957	53 681	53 610	- 71	3.2

Note:	Data restated according to the information provided in Note 1 of Table 2.1.

1	Interest ascribed to the retirement plans corresponds to interest on the actuarial obligation less the investment income of the retirement plans sinking fund.

Debt service currently amounts to $6 868 million, of which $4 080 million is for direct debt service and $2 788 million for interest ascribed to the retirement plans.

The $71-million downward revision of debt service reflects, for the most part, the better-than-expected results of the sinking fund for borrowings and the retirement plans sinking fund; the revenue of these funds is recorded as a reduction of debt service.

Budgetary transactions of consolidated organizations

The net results of consolidated organizations amount to $221 million, $35 million less than forecast in the March 2004 Budget. This decrease in net results is due to the allocation of adjustments among a large number of organizations.

TABLE 2.5

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED ORGANIZATIONS
SUMMARY OF BUDGETARY TRANSACTIONS
(millions of dollars)

	2003-2004	2004-2005
				Change	Change
		Budget		compared	compared
	Actual	Speech of	Preliminary	with	with
	results	March 30, 2004	results	Budget	2003-2004
					%

Own-source revenue	2 318	2 395	2 283	- 112	- 1.5
Federal transfers	564	495	540	45	- 4.3

Total revenue	2 882	2 890	2 823	- 67	- 2.0

Expenditure excluding debt service	- 1 950	- 1 980	- 1 988	- 8	1.9
Debt service	- 586	- 654	- 614	40	4.8

Total expenditure	- 2 536	- 2 634	- 2 602	32	2.6

Net results	346	256	221	- 35	- 36.1

Consolidated non-budgetary transactions

Consolidated non-budgetary transactions have been revised downward by $52 million since the March 30, 2004 Budget, to $412 million.

TABLE 2.6

GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED NON-BUDGETARY TRANSACTIONS
(millions of dollars)

	2004-2005
	Budget
	Speech of	Preliminary
	March 30, 2004	results	Change

Consolidated Revenue Fund
Investments, loans and advances
Government enterprises	- 816	- 825	- 9
Municipalities, municipal bodies, individuals, corporations and others	- 18	- 4	14

	- 834	- 829	5
Capital expenditures	- 93	- 94	- 1
Retirement plans	2 118	2 174	56
Other accounts	- 435	- 478	- 43

Total Consolidated Revenue Fund	756	773	17

Consolidated organizations
Capital expenditures	- 1 065	- 825	240
Other	- 155	- 360	- 205

Total consolidated organizations	- 1 220	- 1 185	35

Consolidated non-budgetary requirements	- 464	- 412	52

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing.

Preliminary results of the Consolidated Revenue Fund for investments, loans and advances show a $5-million decline in funding requirements compared with the March 2004 forecast.

Non-budgetary requirements regarding the retirement plans changed downward by $56 million compared with the 2004-2005 Budget. This decrease can be attributed mainly to the recording of the government’s expenditures as employer that were not disbursed during the fiscal year.

Transactions related to other non-budgetary accounts represent year-to-year changes in these financial items. These accounts, which include, in particular, cash and bills on hand, outstanding cheques, accounts receivable and accounts payable, can fluctuate a great deal because of the variability of government cash inflow and disbursements. For 2004-2005, the balance of the other accounts of the Consolidated Revenue Fund entails a $43-million increase in financial requirements.

The reduction in the financial requirements of consolidated organizations amounts to $35 million.

Financing

Preliminary results for 2004-2005 show that the change in direct debt amounts to $5 359 million, i.e. $4 395 million for the Consolidated Revenue Fund and $964 million for consolidated organizations. Borrowings in fiscal 2004-2005 amount to $12 412 million, or $10 214 million for the Consolidated Revenue Fund and $2 198 million for consolidated organizations. It should be noted that pre-financing of $2 661 million was obtained and will be used to cover part of the 2005-2006 borrowing program of the Consolidated Revenue Fund.

TABLE 2.7

GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED FINANCING TRANSACTIONS
(millions of dollars)

2004-2005
Budget
	Speech of	Preliminary
	March 30, 2004	results	Change

Change in cash position
Consolidated Revenue Fund	1 644	- 813	- 2 457
Consolidated organizations	—	—	—

Total change in cash position	1 644	- 813	- 2 457

Change in direct debt
Consolidated Revenue Fund
New borrowings	5 704	10 214	4 510
Repayment of borrowings	- 5 303	- 5 819	- 516

	401	4 395	3 994

Consolidated organizations
New borrowings	2 180	2 198	18
Repayment of borrowings	- 1 216	- 1 234	- 18

	964	964	—

Total change in direct debt	1 365	5 359	3 994

Retirement plans sinking fund	- 2 545	- 4 134	- 1 589

Total financing of consolidated transactions	464	412	- 52

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

Financing of the Consolidated Revenue Fund

Preliminary results show that the change in the direct debt of the Consolidated Revenue Fund is $4 395 million, an increase of $3 944 million compared with the figure announced in the 2004-2005 Budget Speech. Borrowings in 2004-2005 amount to $10 214 million, $4 510 million more than expected in the last Budget, mainly on account of pre-financing of $2 661 million and advance deposits in the retirement plans sinking fund (RPSF). The Consolidated Revenue Fund contracted a large borrowing on the European market in February (1 500 million euros, or CAN$2 381 million), allowing deposits of $1.5 billion that were to be made in the RPSF in 2005-2006 to be made immediately.

Owing to pre-financing, the cash level will increase by $813 million, even though a reduction of $1 644 million was forecast in the last Budget.

Financing of consolidated organizations

Preliminary results show that the change in the direct debt of consolidated organizations amounts to $964 million, as anticipated in the last Budget.

Borrowings

In all, the government contracted long-term borrowings of $12 525 million in 2004-2005, of which $10 214 million was for Consolidated Revenue Fund needs and $2 311 million for the Financing Fund. The borrowings of the Financing Fund are used to meet the financing needs of consolidated organizations ($2 198 million) and certain government enterprises ($113 million).

In all, 70% of the financing program, or $8 782 million, was conducted in Canadian dollars. In regard to the main financial instruments used, eight public bond issues were carried out on the Canadian market for a total of $4 102 million. Real return issues for a total of $551 million were also carried out. In addition, medium-term notes were issued on the Canadian market for $1 767 million, and on the European market for $1 341 million. Furthermore, savings products sold by Épargne Placements Québec should provide the government with $743 million in financing.

Lastly, 30% of the financing program was conducted in foreign currency. A public bond issue was carried out on the US market for US$1 000 million (CAN$1 362 million) in May 2004. A public bond issue was also carried out on the European market for 1 500 million euros (CAN$2 381 million) in February 2005.

TABLE 2.8

GOUVERNEMENT DU QUÉBEC
SUMMARY OF LONG-TERM BORROWINGS IN 2004-2005
(millions of dollars)

	Consolidated		Consolidated		Government
	Revenue Fund		organizations		enterprises	Total
Currency							%

Canadian dollar
Public issues
Negotiable bonds	3 181		808		113	4 102	46.7
Real return bonds	551		—		—	551	6.3
Medium-term notes
On the Canadian market	1 400		367		—	1 767	20.1
On the European market	658		683		—	1 341	15.3
Private issues
Canada Pension Plan Investment Fund	5		—		—	5	0.1
Savings products	743		—		—	743	8.4
Immigrant Investor Program	585		—		—	585	6.7
Change in debt resulting from currency swaps	- 312		—		—	- 312	- 3.6

Sub-total	6 811		1 858		113	8 782	70.1

US dollar
Public issue	1 022	[1]	340	[1]	—	1 362	100.0

Sub-total	1 022		340		—	1 362	10.9

Euro
Public issue	2 381		—		—	2 381	100.0

Sub-total	2 381		—		—	2 381	19.0

Total	10 214		2 198		113	12 525	100.0

1	The original borrowing was for US$1 000 million (CAN$1 362 million). An amount of CAN$340 million derived from this borrowing was advanced to the Financing Fund in order to be loaned to consolidated organizations.

The following charts show the change in yield on 10-year bonds and Treasury bills in recent years.

CHART 2.1

YIELD ON LONG-TERM (10-YEAR) SECURITIES

CHART 2.2

YIELD SPREAD ON LONG-TERM (10-YEAR) SECURITIES

CHART 2.3

YIELD ON SHORT-TERM SECURITIES

Repayment of borrowings

Preliminary results show that the repayment of borrowings of the Consolidated Revenue Fund and consolidated organizations for fiscal 2004-2005 amounts to $7 053 million, $534 million more than forecast in the March 30, 2004 Budget Speech.

Repayment of borrowings of the Consolidated Revenue Fund

Preliminary results show that the repayment of borrowings of the Consolidated Revenue Fund amounts to $5 819 million in 2004-2005, $516 million more than forecast in the Budget Speech of March 30, 2004. This increase is due in particular to higher-than-anticipated repayments of savings products and higher-than-expected revenue of the sinking fund for government borrowings.

Repayment of borrowings of consolidated organizations

Preliminary results show that the repayment of borrowings of consolidated organizations for fiscal 2004-2005 stands at $1 234 million, $18 million more than forecast in the last Budget.

Total government debt

The government’s total debt consists of the consolidated direct debt and the net retirement plans liability. The consolidated direct debt is the sum of the direct debt of the Consolidated Revenue Fund and the debt of consolidated organizations. The net retirement plans liability consists of the retirement plans liability minus the balance of the retirement plans sinking fund (RPSF), an asset that will eventually be used to pay the retirement benefits of public and parapublic sector employees.

Preliminary results show that the government’s consolidated direct debt amounts to $82 929 million as at March 31, 2005, or $72 364 million as direct debt of the Consolidated Revenue Fund and $10 565 million as debt of the consolidated organizations.

TABLE 2.9

TOTAL GOVERNMENT DEBT AS AT MARCH 31, 20051

(millions of dollars)

	Consolidated direct debt			Retirement plans
	Consolidated			Retirement	Retirement	Net
	Revenue	Consolidated		plans	plans sinking	retirement
	Fund	organizations	Total	liability	fund	plans liability	Total debt

Debt as at March 31, 2005	72 364	10 565	82 929	54 659	- 18 338	36 321	119 250
Pre-financing	- 2 661	—	- 2 661	—	—	—	- 2 661

Total	69 703	10 565	80 268	54 659	- 18 338	36 321	116 589

1	Preliminary results.

It should be noted that an amount of $2 661 million included in the consolidated direct debt represents pre-financing in 2004-2005 that will be used to cover part of the borrowing program in 2005-2006.

As at March 31, 2005, the net retirement plans liability stands at $36 321 million.

Excluding pre-financing, the government’s total debt is $116 589 million as at March 31, 2005.

Structure of debt

As at March 31, 2005, the proportion of the direct debt of the Consolidated Revenue Fund in Canadian dollars amounts to 84.7% and the proportion in foreign currency, 15.3%. In addition, the share at fixed interest rates and the share at variable interest rates is 65.1% and 34.9% respectively.

CHART 2.4

STRUCTURE OF THE DIRECT DEBT OF THE CONSOLIDATED REVENUE FUND AS AT MARCH 31, 20051

BY CURRENCY

BY INTEREST RATE

1	Preliminary results.

Including the debt of consolidated organizations and the net retirement plans liability, the proportion of the total debt in Canadian dollars amounts to 90.7% and that in foreign currency, 9.3% as at March 31, 2005.

TABLE 2.10

STRUCTURE OF THE TOTAL DEBT AS AT MARCH 31, 20051

(millions of dollars)

	Consolidated direct debt
	Consolidated		Consolidated			Net retirement	Total
Currency	Revenue Fund	%	organizations	Total	%	plans liability	debt	%

Canadian dollar	61 271	84.7	10 565	71 836	86.6	36 321	108 157	90.7
US dollar	2 133	2.9	—	2 133	2.6	—	2 133	1.8
Yen	4 471	6.2	—	4 471	5.4	—	4 471	3.7
Swiss franc	4 492	6.2	—	4 492	5.4	—	4 492	3.8
Pound sterling	- 3	—	—	- 3	—	—	- 3	—

Sub-total	72 364	100.0	10 565	82 929	100.0	36 321	119 250	100.0

Pre-financing	- 2 661		—	- 2 661		—	- 2 661

Total	69 703		10 565	80 268		36 321	116 589

Note:	The debt in foreign currency is expressed in Canadian equivalent based on the exchange rates in effect on March 31, 2005.

1	Preliminary results.

Long-term public sector debt

Long-term public sector debt includes the government’s total debt as well as the debts of the networks, Hydro-Québec, the municipalities and other government enterprises. In many cases, this debt has served to finance public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water purification plants.

Preliminary results show that the public sector debt amounts to $183 442 million as at March 31, 2005, or 68.7% of gross domestic product (GDP).

TABLE 2.11

LONG-TERM PUBLIC SECTOR DEBT1
(millions of dollars)

As at March 31
	2001	2002	2003	2004	2005[2]

Total government debt[3]	104 848	107 175	111 342	114 725	116 589
Health and social services and education networks	8 787	9 588	11 008	10 877	12 302
Hydro-Québec	38 979	37 893	35 639	34 348	33 032
Other government enterprises	4 345	3 906	3 955	3 575	3 724
Municipalities and municipal bodies[4]	16 699	16 777	16 530	17 212	17 795

Total	173 658	175 339	178 474	180 737	183 442

As a % of GDP	77.2	76.0	73.2	71.3	68.7

1	Including Treasury bills outstanding of the Consolidated Revenue Fund and the Financing Fund. As at March 31, 2005, outstanding Treasury bills amount to $2 112 million for the Consolidated Revenue Fund and $1 196 million for the Financing Fund. The Treasury bills of the Financing Fund are used to meet the financing needs of consolidated organizations, the Société québécoise d’assainissement des eaux and certain government enterprises.

2	Preliminary results.

3	Consolidated direct debt and net retirement plans liability, excluding pre-financing totalling $1 475 million in 2000-2001, $1 154 million in 2001-2002, $4 132 million in 2002-2003, $1 848 million in 2003-2004 and $2 661 million in 2004-2005. These borrowings are allocated to the years to which they apply.

4	Includes the long-term debt of the Société québécoise d’assainissement des eaux.

Historical data and preliminary results

TABLE 2.12

GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS1
(millions of dollars)

	2001-2002	2002-2003	2003-2004	2004-2005[2]

Budgetary transactions of Consolidated Revenue Fund
Own-source revenue before exceptional losses of SGF	38 506	40 720	42 241	44 161
Federal transfers	8 885	8 932	9 370	9 228

Total revenue	47 391	49 652	51 611	53 389

Program spending	– 41 863	– 43 837	– 45 302	– 46 742
Debt service	– 6 687	– 6 583	– 6 655	– 6 868

Total expenditure	– 48 550	– 50 420	– 51 957	– 53 610

Net results of consolidated organizations	322	379	346	221

Budgetary reserve
Use of funds allocated to reserve	950	—	—	—

Consolidated budget balance before exceptional losses of SGF	113	– 389	0	0

Exceptional losses of SGF	– 91	– 339	– 358	—

Consolidated budget balance[3]	22	– 728	– 358	0

Consolidated non-budgetary transactions
Investments, loans and advances	– 1 142	– 1 651	– 1 125	– 1 075
Capital expenditures	– 995	– 1 482	– 1 019	– 919
Retirement plans	2 089	2 007	2 219	2 174
Other accounts	– 589	217	– 1 183	– 592

Consolidated non-budgetary requirements	– 637	– 909	– 1 108	– 412

Consolidated net financial requirements	– 615	– 1 637	– 1 466	– 412

Consolidated financing transactions
Change in cash position	236	– 3 090	2 316	– 813
Change in direct debt	3 519	6 368	1 514	5 359
Retirement plans sinking fund	– 3 140	– 1 641	– 2 364	– 4 134

Total financing of consolidated transactions	615	1 637	1 466	412

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

1	Data presented in the 2004-2005 Budget incorporated a downward restatement of $132 million in own-source revenue and program spending, corresponding to the implementation of changes to the family policy from January 1 to March 31, 2005, i.e. during the last three months of the 2004-2005 budget year. The family policy changes included in the 2005-2006 Budget apply throughout 2005-2006 and, therefore, an adjustment corresponding to an additional nine-month period must be incorporated, representing an additional decrease in own-source revenue and program spending of $457 million in 2003-2004 and $409 million in 2004-2005.

2	Preliminary results.

3	The net results of the specified purpose accounts do not affect the consolidated budget balance. Consequently, no financial data were presented for these accounts in previous budget plans. However, since the revenue and expenditure of the specified purpose accounts were included in the government’s consolidated financial statements in 2003-2004, the tables in appendices 2.1 and 2.2, which compare the Budget Plan data with those presented in the consolidated statement of operations in the government’s consolidated financial statements, take the impact of these accounts into consideration. In addition, the full data for the specified purpose accounts are presented in Appendix 3.1. It should be noted that the specified purpose accounts were created to administer funds received under contracts or agreements that provide for the allocation of these funds to specific purposes.

TABLE 2.13

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED REVENUE FUND
REVENUE BY SOURCE BEFORE THE EXCEPTIONAL LOSSES OF SGF FROM 2001-2002 TO 2003-2004
(millions of dollars)

	2001-2002	2002-2003	2003-2004	2004-2005[1]

Own-source revenue
Income and property taxes
Personal income tax	15 274	15 569	15 678	16 385
Contributions to Health Services Fund	4 291	4 068	4 649	4 844
Corporate taxes	4 029	3 735	3 892	4 177

	23 594	23 372	24 219	25 406

Consumption taxes
Retail sales	7 294	8 051	8 658	9 219
Fuel	1 536	1 645	1 685	1 682
Tobacco	652	867	889	913
Alcoholic beverages[2]	384	416	409	407

	9 866	10 979	11 641	12 221

Duties and permits
Motor vehicles	662	690	707	723
Natural resources	188	201	108	176
Other[2]	196	197	206	200

	1 046	1 088	1 021	1 099

Miscellaneous
Sales of goods and services	412	440	399	377
Interest	395	321	317	354
Fines, forfeitures and recoveries	371	417	471	411

	1 178	1 178	1 187	1 142

Revenue from government enterprises before exceptional losses of SGF
Société des alcools du Québec	489	540	571	547
Loto-Québec	1 352	1 353	1 393	1 494
Hydro-Québec	1 041	1 842	2 049	2 115	[3]
Other	– 60	368	160	137	[3]

	2 822	4 103	4 173	4 293

Total own-source revenue before exceptional losses of SGF	38 506	40 720	42 241	44 161

Federal transfers
Equalization	5 336	5 315	4 065	5 221
Canada Health and Social Transfer	2 958	2 648	4 266	3 343
Other transfers related to fiscal arrangements	27	34	64	33
Other programs	564	935	975	631

Total federal transfers	8 885	8 932	9 370	9 228

Total revenue before exceptional losses of SGF	47 391	49 652	51 611	53 389

Note:	Data restated according to the information provided in Note 1 of Table 2.12.

1	Preliminary results.

2	Given that the specific and ad valorem duties on alcoholic beverages were abolished in September 2004 and replaced by a specific tax at higher rates, revenue associated with the tax on alcoholic beverages will henceforth be grouped in the consumption taxes section and presented under a separate heading. Duties from the sale of liquor permits ($20 million in 2004-2005) will be recorded under other duties and permits.

3	Including the exceptional gain of $265 million realized by Hydro-Québec on the sale of its interest in Noverco inc., the preliminary results amount to $2 380 million. This exceptional gain of $265 million was entered under “Other.”

TABLE 2.14

GOUVERNEMENT DU QUÉBEC – CONSOLIDATED REVENUE FUND
EXPENDITURE BY DEPARTMENT
(millions of dollars)

	2001-2002	2002-2003	2003-2004	2004-2005[1]

Program spending
Assemblée nationale	88	92	94	94
Personnes désignées par l’Assemblée nationale	50	63	90	58
Affaires municipales et Régions	1 578	1 554	1 543	1 639
Agriculture, Pêcheries et Alimentation	651	641	663	660
Conseil du trésor et Administration gouvernementale	456	500	412	435
Conseil exécutif	98	144	170	219
Culture et Communications	479	490	512	522
Développement durable, Environnement et Parcs	205	205	207	183
Développement économique, Innovation et Exportation	873	905	539	582
Éducation, Loisir et Sport	10 615	11 167	11 575	11 881
Emploi et Solidarité sociale	4 036	4 120	4 153	4 083
Famille, Aînés et Condition féminine	1 131	1 275	1 432	1 500
Finances (excluding debt service)	116	125	111	149
Immigration et Communautés culturelles	135	156	133	107
Justice	531	565	597	633
Relations internationales	111	111	112	98
Ressources naturelles et Faune	440	440	437	379
Revenu	613	778	717	622
Santé et Services sociaux	17 186	17 916	19 073	20 036
Sécurité publique	799	871	935	940
Services gouvernementaux	32	39	36	44
Tourisme	109	143	146	146
Transports	1 443	1 467	1 547	1 657
Travail	88	70	68	75

Total program spending	41 863	43 837	45 302	46 742

Debt service
Direct debt service	3 970	3 935	3 913	4 080
Interest ascribed to retirement plans	2 717	2 648	2 742	2 788

Total debt service	6 687	6 583	6 655	6 868

Total expenditure	48 550	50 420	51 957	53 610

Note:	Data restated according to the information provided in Note 1 of Table 2.12.

1	Preliminary results.

TABLE 2.15

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED NON-BUDGETARY TRANSACTIONS
(millions of dollars)

	2001-2002	2002-2003	2003-2004	2004-2005[1]

Investments, loans and advances
Consolidated Revenue Fund
Government enterprises
Shares and investments
Société générale de financement du Québec	– 550	– 200	—	—
Société Innovatech du Grand Montréal	– 20	– 50	—	80
Société Innovatech Québec et Chaudière-Appalaches	– 29	– 30	– 2	—
Société Innovatech du sud du Québec	– 19	– 11	—	– 2
Société Innovatech Régions ressources	– 12	– 8	– 9	– 1
Other	– 18	– 41	285	—

	– 648	– 340	274	77

Change in the equity value of investments	– 371	– 1 140	– 786	– 902

Total government enterprises	– 1 019	– 1 480	– 512	– 825
Individuals, corporations and others	– 173	– 45	19	– 6
Municipalities and municipal bodies	4	2	5	2

	– 1 188	– 1 523	– 488	– 829
Consolidated organizations	46	– 128	– 637	– 246

Total investments, loans and advances	– 1 142	– 1 651	– 1 125	– 1 075

Capital expenditures
Consolidated Revenue Fund
Net investments	– 135	– 200	– 159	– 306
Amortization	193	207	200	212

	58	7	41	– 94
Consolidated organizations	– 1 053	– 1 489	– 1 060	– 825

Total capital expenditures	– 995	– 1 482	– 1 019	– 919

1	Preliminary results.

TABLE 2.15 (CONT.)

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED NON-BUDGETARY TRANSACTIONS
(millions of dollars)

	2001-2002	2002-2003	2003-2004	2004-2005[1]

Retirement plans
Contributions by the government as employer
RREGOP and RRPE
Cost of credited service[2]	1 014	1 053	1 248	1 223
Amortization of actuarial gain (-) or loss	141	155	156	153
Other plans
Cost of credited service[2]	147	170	144	106
Amortization of actuarial gain (-) or loss	65	70	70	73
Cost of changes	28	3	—	—

Total government contribution	1 395	1 451	1 618	1 555

Contributions by independent employers	4	4	5	5
Participants’ contributions	88	76	146	143

Total contributions	92	80	151	148

Benefits, repayments and administrative expenses	– 2 720	– 2 913	– 3 154	– 3 249

Interest on actuarial obligation	3 322	3 389	3 604	3 720

Total retirement plans	2 089	2 007	2 219	2 174

Other accounts
Consolidated Revenue Fund	– 652	257	– 1 220	– 478
Consolidated organizations	63	– 40	37	– 114

Total other accounts	– 589	217	– 1 183	– 592

Total consolidated non-budgetary transactions	– 637	– 909	– 1 108	– 412

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing.

1	Preliminary results.

2	Actuarial value of retirement benefits credited during the fiscal year, calculated according to the actuarial projected benefit method prorated on service.

TABLE 2.16

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED FINANCING TRANSACTIONS
(millions of dollars)

	2001-2002	2002-2003	2003-2004	2004-2005[1]

Change in cash position
Consolidated Revenue Fund	323	– 2 978	2 284	– 813
Consolidated organizations	– 87	– 112	32	—

Total change in cash position	236	– 3 090	2 316	– 813

Change in direct debt
Consolidated Revenue Fund
New borrowings	7 700	8 862	5 030	10 214
Repayment of borrowings	– 4 890	– 3 884	– 4 798	– 5 819

	2 810	4 978	232	4 395

Consolidated organizations
New borrowings	1 311	2 568	2 516	2 198
Repayment of borrowings	– 602	– 1 178	– 1 234	– 1 234

	709	1 390	1 282	964

Total change in direct debt	3 519	6 368	1 514	5 359

Retirement plans sinking fund[2]	– 3 140	– 1 641	– 2 364	– 4 134

Total financing of consolidated transactions	615	1 637	1 466	412

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

1	Preliminary results.

2	This sinking fund receives amounts to be used to cover retirement benefits payable by the government under the public and parapublic sector retirement plans. The investment income of this fund is reinvested in it and applied against the interest on the actuarial obligation to obtain the interest charge on the retirement plans.

TABLE 2.17

GOUVERNEMENT DU QUÉBEC
BORROWINGS FOR THE CONSOLIDATED REVENUE FUND IN 2004-2005

Amount in		Face value in
Canadian		foreign		Interest	Date of	Date of	Price to	Yield to
dollars[1]		currency		rate[2]	issue	maturity	investor	investor[3]
(millions)%							$	%

392		—		5.75	April 13	2036-12-01	101.011	5.681
499		—		5.75	May 4	2036-12-01	99.790	5.764
1 022		US$750	[4]	4.875	May 5	2014-05-05	99.243	4.972
147		—		5.75	July 12	2036-12-01	97.979	5.890
49	[5]	—		5.125[6]	July 26	2014-06-03	98.650	5.238
123	[5]	—		5.125[6]	July 26	2014-06-03	98.512	5.256
503		—		5.50	August 3	2014-12-01	100.736	5.405
411		—		5.50	August 20	2014-12-01	102.694	5.158
248		—		5.50	October 26	2014-12-01	104.583	4.918
89	[5]	—		Variable [7]	December 6	2014-06-30	100.000	Variable
534		—		5.50	December 20	2014-12-01	106.763	4.643
447		—		5.50	January 31	2014-12-01	106.729	4.639
397	[5]	—		4.375[6]	February 4	2013-02-04	99.274	4.436
2 381	[5]	€1 500		3.625[6]	February 10	2015-02-10	99.284	3.678
1 400	[8]	—		Various	Various	Various	Various	Various
551	[9]	—		Various	Various	Various	Various	Various
743	[10]	—		Various	Various	Various	Various	Various
5	[11]	—		Various	Various	Various	Various	Various
585	[12]	—		Various	Various	Various	Various	Various
- 312	[13]	Various		Various	Various	Various	Various	Various

10 214

Note:	The Québec government has credit agreements with various banks and financial institutions for a total of US$3 500 million. None of these credit agreements is being drawn upon.

1	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.

2	Interest payable semi-annually except if another frequency is indicated in a note.

3	Yield to investor is determined on the basis of interest payable semi-annually.

4	The original borrowing totalled US$1 000 million, or CAN$1 362 million. An amount of US$250 million, or CAN$340 million, derived from this borrowing was advanced to the Financing Fund in order to be loaned to consolidated organizations.

5	Medium-term notes on the European market.

6	Interest payable annually.

7	Interest payable quarterly.

8	Medium-term notes on the Canadian market.

9	Real return bonds. The principal and the interest rate of these bonds are adjusted according to the change in the Consumer Price Index in Canada.

10	Savings products issued by Épargne Placements Québec.

11	Borrowings from the Canada Pension Plan Investment Fund.

12	Immigrant Investor Program.

13	Amount received (disbursed) under interest rate and currency swap agreements.

TABLE 2.18

GOUVERNEMENT DU QUÉBEC
BORROWINGS FOR THE FINANCING FUND IN 2004-2005

Amount in			Face value in
Canadian			foreign		Interest		Date of	Date of	Price to	Yield to
dollars[1]			currency		rate[2]		issue	maturity	investor	investor[3]
	(millions)%								$	%

A. Borrowings for consolidated organizations
	198	[4]	—		4.50	[5]	April 28	2011-04-28	99.235	4.578
	340		US$250	[6]	4.875		May 5	2014-05-05	99.243	4.972
	250	[4]	—		Variable	[7]	May 10	2014-05-10	100.000	Variable
	343		—		5.75		July 12	2036-12-01	97.979	5.890
	74	[4]	—		5.125	[5]	July 26	2014-06-03	98.512	5.256
	103		—		5.50		August 20	2014-12-01	102.694	5.158
	128	[8]	—		Variable	[7]	September 22	2011-08-06	99.989	Variable
	150	[8]	—		Variable		October 7	2011-08-06	100.057	Variable
	275		—		5.50		October 26	2014-12-01	104.583	4.918
	161	[4]	—		Variable	[7]	December 6	2014-06-30	100.000	Variable
	89	[8]	—		5.35		January 13	2025-06-01	100.786	5.286
	87		—		5.50		January 31	2014-12-01	106.729	4.639

Sub-total	2 198

B. Borrowings for certain government enterprises
	113		—		5.75		April 13	2036-12-01	101.011	5.681

Sub-total	113

Total	2 311

1	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.

2	Interest payable semi-annually except if another frequency is indicated in a note.

3	Yield to investor is determined on the basis of interest payable semi-annually.

4	Medium-term notes on the European market.

5	Interest payable annually.

6	Amount derived from a borrowing of US$1 000 million (CAN$1 362 million) contracted by the Consolidated Revenue Fund.

7	Interest payable quarterly.

8	Medium-term notes on the Canadian market.

TABLE 2.19

GOUVERNEMENT DU QUÉBEC
BORROWINGS BY FINANCEMENT-QUÉBEC IN 2004-2005

Amount in		Face value in
Canadian		foreign	Interest		Date of	Date of	Price to	Yield to
dollars		currency	rate[1]		issue	maturity	investor	investor[2]

(millions)%							$	%

506		—	4.75		May 14	2009-12-01	101.257	4.491
501		—	5.25		June 15	2011-12-01	100.230	5.212
513		—	5.25		August 31	2011-12-01	102.524	4.832
199	[3]	—	5.00	[4]	September 2	2012-11-01	99.580	5.004
200	[5]	—	Variable	[6]	March 10	2015-03-10	100.000	Variable

1 919

1	Interest payable semi-annually except if another frequency is indicated in a note.

2	Yield to investor is determined on the basis of interest payable semi-annually.

3	Medium-term notes on the Canadian market.

4	Interest payable annually.

5	Medium-term notes on the European market.

6	Interest payable quarterly.

TABLE 2.20

GOUVERNEMENT DU QUÉBEC
BORROWINGS BY HYDRO-QUÉBEC IN 20041

Amount in		Face value in
Canadian		foreign	Interest	Date of	Date of	Price to	Yield to
dollars[2]		currency	rate	issue	maturity	investor	investor
(millions)%						$	%
1 916	[3]	Various	Various	Various	Various	Various	Various
- 363	[4]	Various	Various	Various	Various	Various	Various

1 553

Note:	Hydro-Québec has credit agreements with various banks and financial institutions for a total of US$1 500 million. None of the credit agreements was being drawn upon as at December 31, 2004.

1	Borrowings contracted as at December 31, 2004.

2	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.

3	Medium-term notes on the Canadian market.

4	Amount received (disbursed) under interest rate and currency swap agreements.

Section 2	Appendix 2.1

Additional data on the results for fiscal 2003-2004

Table 2.1.1:	Reconciliation of the preliminary results presented in the 2004-2005 Budget Speech with the actual results presented in the 2005-2006 Budget Speech

Table 2.1.2:	Comparison of the actual results presented in the 2005-2006 Budget Speech with those presented in the Consolidated Statement of Operations in the government’s financial statements

[This page left intentionnaly blank.]

TABLE 2.1.1

ADDITIONAL DATA ON THE RESULTS FOR FISCAL 2003-2004
RECONCILIATION OF THE PRELIMINARY RESULTS PRESENTED IN THE 2004-2005 BUDGET SPEECH WITH THE ACTUAL RESULTS PRESENTED IN THE 2005-2006 BUDGET SPEECH
(millions of dollars)

	Preliminary			Actual
	results in			results in
	2004-2005			2005-2006
	Budget Speech	Revisions[1]	Restatement[2]	Budget Speech
Budgetary transactions of Consolidated Revenue Fund
Own-source revenue before exceptional losses of SGF	42 824	– 126	– 457	42 241
Federal transfers	9 377	– 7		9 370

Total revenue	52 201	– 133	– 457	51 611

Program spending	– 45 800	41	457	– 45 302
Debt service	– 6 668	13		– 6 655

Total expenditure	– 52 468	54	457	– 51 957

Net results of consolidated organizations	267	79		346

Consolidated budget balance before exceptional losses of SGF	0			0
Exceptional losses of SGF	– 364	6		– 358

Consolidated budget balance	– 364	6		– 358

1	These results were presented in the Quarterly Presentation of Financial Transactions as at September 30, 2004.

2	The family policy changes included in the 2005-2006 Budget apply throughout 2005-2006 and, therefore, an adjustment corresponding to an additional nine-month period must be incorporated, representing a decrease of $457 million in own-source revenue and program spending.

TABLE 2.1.2

ADDITIONAL DATA ON THE RESULTS FOR FISCAL 2003-2004
COMPARISON OF THE ACTUAL RESULTS PRESENTED IN THE 2005-2006 BUDGET SPEECH WITH THOSE PRESENTED IN THE CONSOLIDATED STATEMENT OF OPERATIONS IN THE GOVERNMENT’S FINANCIAL STATEMENTS
(millions of dollars)

							Government's
				2005-2006			financial
	Budget speech						statements
	Consolidated		Specified
	Revenue	Consolidated	purpose	Actual			Actual
	Fund	organizations[1]	accounts[2]	results	Restatements[3]		results
Revenue by source
Income and property taxes	24 219	462		24 681	589		25 270
Consumption taxes	11 641	52		11 693			11 693
Duties and permits	1 021	337		1 358			1 358
Miscellaneous	1 187	1 467	172	2 826			2 826
Revenue from government enterprises[4]	3 815			3 815			3 815

Own-source revenue	41 883	2 318	172	44 373	589	[3]	44 962
Federal transfers	9 370	564	186	10 120			10 120

Total revenue	51 253	2 882	358	54 493	589		55 082

Expenditure by mission[5]
Health and Social Services	– 19 073	– 732	– 43	– 19 848	– 11		– 19 859
Education and Culture	– 12 219	– 56	– 96	– 12 371	9		– 12 362
Economy and Environment	– 5 511	– 566	– 98	– 6 175	– 54		– 6 229
Support for Individuals and Families	– 4 844	– 52	– 1	– 4 897	– 524		– 5 421
Administration and Justice	– 3 655	– 544	– 120	– 4 319	– 9		– 4 328

Program spending	– 45 302	– 1 950	– 358	– 47 610	– 589	[3]	– 48 199
Debt service	– 6 655	– 586		– 7 241			– 7 241

Total expenditure	– 51 957	– 2 536	– 358	– 54 851	– 589		– 55 440

Consolidated budget balance				– 358			– 358

1	Organizations and special funds under government control that have their own management and financial authority delegated to them by legislation. The results of these organizations are consolidated line by line with those of the Consolidated Revenue Fund.

2	The specified purpose accounts were created to administer funds received under contracts or agreements that provide for the allocation of these funds to specific purposes.

3	Data presented in the 2004-2005 Budget incorporated a downward restatement of $132 million in own-source revenue and program spending, corresponding to the implementation of changes to the family policy from January 1 to March 31, 2005, i.e. during the last three months of the 2004-2005 budget year. The family policy changes included in the 2005-2006 Budget apply throughout 2005-2006 and, therefore, an adjustment corresponding to an additional nine-month period must be incorporated, representing a decrease of $457 million in own-source revenue and program spending.

4	Including the exceptional losses of $358 million registered by the SGF.

5	It should be noted that the Budget presents expenditures other than debt service by department, while the government’s financial statements report such expenditures by mission.

Section 2	Appendix 2.2

Additional data on the results for fiscal 2004-2005

Table 2.2.1:	Reconciliation of the results forecast in the 2004-2005 Budget Speech with the preliminary results presented in the 2005-2006 Budget Speech

Table 2.2.2:	Operations presented according to the format used in the government’s financial statements

[This page left intentionally blank.]

TABLE 2.2.1

ADDITIONAL DATA ON THE RESULTS FOR FISCAL 2004-2005
RECONCILIATION OF THE RESULTS FORECAST IN THE 2004-2005 BUDGET SPEECH WITH THE PRELIMINARY RESULTS PRESENTED IN THE 2005-2006 BUDGET SPEECH
(millions of dollars)

				Preliminary
	Results forecast in			results in
	2004-2005			2005-2006
	Budget Speech	Revisions[1]	Restatement[2]	Budget Speech
Budgetary operations of Consolidated Revenue Fund
Own-source revenue	45 358	– 788	– 409	44 161
Federal transfers	8 476	752		9 228

Total revenue	53 834	– 36	– 409	53 389

Program spending	– 47 151		409	– 46 742
Debt service	– 6 939	71		– 6 868

Total expenditure	– 54 090	71	409	– 53 610

Net results of consolidated organizations	256	– 35		221

Consolidated budget balance	0			0

1	These revisions are presented in Table 2.1 on page 4.

2	The family policy changes included in the 2005-2006 Budget apply throughout 2005-2006 and, therefore, an adjustment corresponding to an additional nine-month period must be incorporated, representing a decrease of $409 million in own-source revenue and program spending.

TABLE 2.2.2

ADDITIONAL DATA ON THE RESULTS FOR FISCAL 2004-2005
OPERATIONS PRESENTED ACCORDING TO THE FORMAT USED IN THE GOVERNMENT’S FINANCIAL STATEMENTS
(millions of dollars)

				Preliminary		Preliminary
	Budget	Specified		results		results
	forecasts of	purpose		based on		based on
	March 30, 2004[1]	accounts[2]	Revisions[3]	2004-2005 Budget	Restatement[4]	2005-2006 Budget[5]
Revenue by source
Income and property taxes	26 846		– 543	26 303	– 409	25 894
Consumption taxes	12 049		342	12 391		12 391
Duties and permits	1 321		– 8	1 313		1 313
Miscellaneous	2 714	146	– 161	2 699		2 699
Revenue from government enterprises	4 823		– 530	4 293		4 293

Own-source revenue	47 753	146	– 900	46 999	– 409	46 590
Federal transfers	8 971	114	797	9 882		9 882

Total revenue	56 724	260	– 103	56 881	– 409	56 472

Expenditure by mission[6]
Health and Social Services	– 20 768	– 45	38	– 20 775		– 20 775
Education and Culture	– 12 516	– 26	– 47	– 12 589		– 12 589
Economy and Environment	– 6 282	– 94	138	– 6 238		– 6 238
Support for Individuals and Families	– 5 325	– 1	– 58	– 5 384	409	– 4 975
Administration and Justice	– 4 435	– 94	116	– 4 413		– 4 413
Anticipated lapsed and deferred appropriations	195		– 195

Program spending	– 49 131	– 260	– 8	– 49 399	409	– 48 990
Debt service	– 7 593		111	– 7 482		– 7 482

Total expenditure	– 56 724	– 260	103	– 56 881	409	– 56 472

Consolidated budget balance				0		0

1	Including transactions of the Consolidated Revenue Fund and consolidated organizations.

2	The revenue and expenditure of the specified purpose accounts were included in the consolidated financial statements as of fiscal 2003-2004.

3	These revisions include those of the Consolidated Revenue Fund and consolidated organizations.

4	The family policy changes included in the 2005-2006 Budget apply throughout 2005-2006 and, therefore, an adjustment corresponding to an additional nine-month period must be incorporated, representing a decrease of $409 million in own-source revenue and program spending.

5	Revenue and expenditure totals correspond to those given in the summary of consolidated budgetary and non-budgetary transactions presented in Appendix 3.1.

6	It should be noted that the Budget presents expenditures other than debt service by department, while the government’s financial statements report such expenditures by mission.